For Immediate Release
BofI Holding, Inc. Announces Record First Quarter Net Income, Up 46.5%

SAN DIEGO, CA - (MARKETWIRED) - November 4, 2014 - BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent company of BofI Federal Bank (the “Bank”), today announced financial results for the first fiscal quarter ended September 30, 2014. Net income was a record $17.8 million, an increase of 46.5% over net income of $12.2 million for the quarter ended September 30, 2013. Earnings attributable to BofI's common stockholders were $17.8 million or $1.20 per diluted share for the first quarter of fiscal 2015, an increase of 46.8% from $12.1 million or $0.85 per diluted share for the first quarter ended September 30, 2013.
Core earnings, a non-GAAP measure which excludes the after-tax impact of gains and losses associated with our securities portfolio, increased 53.7% to $18.5 million for the quarter ended September 30, 2014 compared to $12.0 million for the quarter ended September 30, 2013.

First Quarter Fiscal 2015 Financial Summary:

	Three Months Ended September 30,
(Dollars in thousands, except per share data)	Q1 Fiscal 2015	Q1 Fiscal 2014	% Change
Net Interest Income	$44,875	$28,110	59.6%
Non-Interest Income	$5,249	$6,976	(24.8)%
Net Income	$17,841	$12,182	46.5%
Core Earnings[1]	$18,485	$12,025	53.7%
Net Income Attributable to Common Stockholders	$17,764	$12,104	46.8%
Diluted EPS	$1.20	$0.85	41.2%

1 Core earnings is a non-GAAP measure that excludes realized and unrealized gains and losses, net of taxes, associated with our securities portfolios.

"Robust loan growth, strong margins and continued operational efficiencies are reflected in our eleventh consecutive quarter of record results," noted Mr. Greg Garrabrants, President and Chief Executive Officer. "Our strong organic loan growth across single family jumbo mortgage, multifamily and C&I lending reflects the diversity of our asset generation capabilities and resulted in loan originations of over $1.0 billion for the quarter. Strong loan growth was achieved while maintaining high quality credit standards, as reflected in our 4 basis points of net charge-offs and 52 basis point non-performing asset ratio. Checking and savings deposits grew 91% year over year as we made further progress in shifting our funding mix towards core deposits. The continued success of our business banking group, which accounted for $1.7 billion of total deposits at September 30, 2014, positions us well to fund our future growth."

Other Highlights:

•	Total assets reached $4,824.9 million, up $1,540.7 million or 46.9% compared to September 30, 2013

•	Loan portfolio grew by $1,526.2 million or 62.7% compared to September 30, 2013

•	Loan originations for the three months ended September 30, 2014 were $1,004.7 million, up 52.8% compared to the quarter ended September 30, 2013

•	Deposits grew by $1,068.8 million, or 48.7% compared to September 30, 2013

•	Asset quality remains strong with total non-performing assets of 0.52% of total assets and non-performing loans equal to 0.62% of total loans at September 30, 2014

•	Tangible book value increased to $27.52 per share, up $7.41 per share compared to September 30, 2013

First Quarter Fiscal 2015 Income Statement Summary
During the quarter ended September 30, 2014, BofI earned $17.8 million or $1.20 per diluted share compared to $12.2 million, or $0.85 per diluted share for the quarter ended September 30, 2013. Net interest income increased $16.8 million or 59.6% for the quarter ended September 30, 2014 compared to September 30, 2013. Average earning assets grew year over year by $1,590.9 million and our net interest margin was 3.98% compared to 3.86% for the quarters ended September 30, 2014 and 2013, respectively.
The loan loss provision was $2.5 million for the quarter ended September 30, 2014 compared to $0.5 million for the quarter ended September 30, 2013. The increase was primarily the result of growth in the loan portfolio.
For the first quarter ended September 30, 2014, non-interest income was $5.2 million compared to $7.0 million for the three months ended September 30, 2013. The decrease quarter over quarter was primarily the result of a decline of $2.2 million in gain on sale - other and an unrealized loss of $1.1 million in our securities portfolio. The decrease was partially offset by a $1.1 million increase in mortgage banking income and a $0.5 million increase in banking service fees and other income.
Non-interest expense or operating costs increased $2.9 million to $17.4 million for the quarter ended September 30, 2014 from $14.5 million for the three months ended September 30, 2013. The increase was mainly a result of an increase in compensation expense of $1.9 million related to additional staffing added since September 30, 2013, an increase of $0.7 million in advertising and promotional expenses and an increase of $0.3 million in data processing and internet expenses. The increases in staffing and data processing and internet expenses are primarily due to growth of the Bank's lending and deposit operations. The increase in advertising and promotional is correlated to the increases in mortgage banking and deposits.

Balance Sheet Summary
BofI's total assets increased $421.9 million, or 9.6%, to $4,824.9 million, as of September 30, 2014, up from $4,403.0 million at June 30, 2014. The loan portfolio increased a net $426.3 million, primarily from portfolio loan originations of $813.1 million less principal repayments and other adjustments of $386.8 million. Loans held for sale decreased $44.6 million. Investment securities decreased $13.2 million due primarily to principal repayments. Total liabilities increased by $380.5 million, or 9.4%, to $4,412.8 million at September 30, 2014, up from $4,032.2 million at June 30, 2014. The increase in total liabilities resulted primarily from growth in demand and savings deposits of $281.1 million and FHLB advances of $165.0 million, partially offset by a decline in time deposits of $60.9 million and the expiration of $10.0 million of reverse repurchase agreements. Stockholders' equity increased by $41.3 million, or 11.1%, to $412.1 million at September 30, 2014 from $370.8 million at June 30, 2014. The increase was primarily the result of $17.8 million in net income and sale of common stock of $20.6 million, net of commissions and fees.
The Bank's Tier 1 capital was 8.72% at September 30, 2014, compared to 8.50% at September 30, 2013.

Conference Call
A conference call and webcast will be held on Tuesday, November 4, 2014 at 4:30 PM Eastern / 1:30 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 888-438-5519, passcode 9020606. The conference call will be webcast live and may be accessed at BofI's website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available shortly after the call on BofI's website for 30 days.

About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. (“BofI”) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With over $4.8 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.'s common stock is listed on the NASDAQ Global Select Market under the symbol "BOFI" and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index. For more information on BofI Federal Bank, please visit www.bofifederalbank.com.

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as core earnings. Core earnings exclude realized and unrealized gains and losses associated with our securities portfolios. Excluding these gains and losses provides investors with an understanding of BofI's core lending and mortgage banking business. Non-GAAP financial measures that have inherent limitations are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although BofI believes the non-GAAP financial measures disclosed in this report enhance investors' understanding of its business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures. Below is a reconciliation of GAAP net income to core earnings:

	Three Months Ended
	September 30,
(Dollars in thousands)	2014	2013
Net Income	$17,841	$12,182
Realized securities losses (gains)	—	(208)
Unrealized securities losses (gains)	1,090	(51)
Tax (provision) benefit	(446)	102
Core earnings	$18,485	$12,025

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI's financial prospects and other projections of its performance and asset quality, BofI's ability to grow and increase its business, diversify its lending, and the anticipated timing and financial performance of new initiatives. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI's periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@bofifederalbank.com

The following tables set forth certain selected financial data concerning the periods indicated:
BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited - dollars in thousands)

	September 30, 2014	June 30, 2014	September 30, 2013
Selected Balance Sheet Data:
Total assets	$4,824,863	$4,402,999	$3,284,182
Loans—net of allowance for loan losses	3,959,155	3,532,841	2,433,001
Loans held for sale, at fair value	18,021	20,575	19,695
Loans held for sale, lower of cost or fair value	72,719	114,796	51,223
Allowance for loan losses	20,495	18,373	14,546
Securities—trading	8,187	8,066	7,734
Securities—available-for-sale	205,780	214,778	220,081
Securities—held-to-maturity	243,402	247,729	267,670
Total deposits	3,261,756	3,041,536	2,192,964
Securities sold under agreements to repurchase	35,000	45,000	110,000
Advances from the Federal Home Loan Bank	1,075,000	910,000	656,000
Subordinated debentures and other borrowings	5,155	5,155	5,155
Total stockholders’ equity	412,101	370,778	282,617

BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited - dollars in thousands, except per share data)

	At or for the Three Months Ended
	September 30,
	2014	2013
Selected Income Statement Data:
Interest and dividend income	$54,805	$36,346
Interest expense	9,930	8,236
Net interest income	44,875	28,110
Provision for loan losses	2,500	500
Net interest income after provision for loan losses	42,375	27,610
Non-interest income	5,249	6,976
Non-interest expense	17,446	14,514
Income before income tax expense	30,178	20,072
Income tax expense	12,337	7,890
Net income	$17,841	$12,182
Net income attributable to common stock	$17,764	$12,104
Per Share Data:
Net income:
Basic	$1.20	$0.85
Diluted	$1.20	$0.85
Book value per common share	$27.57	$20.11
Tangible book value per common share	$27.52	$20.11
Weighted average number of shares outstanding:
Basic	14,786,774	14,181,857
Diluted	14,845,627	14,261,488
Common shares outstanding at end of period	14,763,507	13,803,247
Common shares issued at end of period	15,750,279	14,729,240
Performance Ratios and Other Data:
Loan originations for investment	$813,058	$470,669
Loan originations for sale	$191,630	$186,696
Loan purchases	$—	$—
Return on average assets	1.56%	1.63%
Return on average common stockholders’ equity	18.61%	17.73%
Interest rate spread[1]	3.85%	3.73%
Net interest margin[2]	3.98%	3.86%
Efficiency ratio	34.81%	41.37%
Capital Ratios:
Equity to assets at end of period	8.54%	8.61%
Tier 1 leverage (core) capital to adjusted tangible assets[3]	8.72%	8.50%
Tier 1 risk-based capital ratio[3]	14.75%	14.65%
Total risk-based capital ratio[3]	15.46%	15.41%
Tangible capital to tangible assets[3]	8.70%	8.50%
Asset Quality Ratios:
Net annualized charge-offs to average loans outstanding	0.04%	0.02%
Non-performing loans to total loans	0.62%	0.63%
Non-performing assets to total assets	0.52%	0.55%
Allowance for loan losses to total loans at end of period	0.51%	0.59%
Allowance for loan losses to non-performing loans	82.48%	92.98%
_________________________
1. Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
2. Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
3. Reflects regulatory capital ratios of BofI Federal Bank.